UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               FRESH CHOICE, INC.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    358032100
                         ------------------------------
                                 (CUSIP Number)

                                 March 19, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages

CUSIP No.  358032100                                                                              Page 2 of 13 Pages


------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Bay Area Micro-Cap Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         293,400
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       -0-
Person With
                                                     (7)      Sole Dispositive Power    293,400

                                                     (8)      Shared Dispositive Power  -0-
------------------------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  293,400
------------------------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  5.16%
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 2 of 13 pages

CUSIP No.  358032100                                                                              Page 3 of 13 Pages


------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Bay Area Micro-Cap Management Company, LLC
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         293,400
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       -0-
Person With
                                                     (7)      Sole Dispositive Power    293,400

                                                     (8)      Shared Dispositive Power  -0-
------------------------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  293,400
------------------------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  5.16%
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 3 of 13 pages

CUSIP No.  358032100                                                                              Page 4 of 13 Pages


------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Smart & Holland Value Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         20,000
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       -0-
Person With
                                                     (7)      Sole Dispositive Power    20,000

                                                     (8)      Shared Dispositive Power  -0-
------------------------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  20,000
------------------------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  0.35%
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 4 of 13 pages

CUSIP No.  358032100                                                                              Page 5 of 13 Pages


------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Smart & Holland Investment Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         66,400
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       -0-
Person With
                                                     (7)      Sole Dispositive Power    66,400

                                                     (8)      Shared Dispositive Power  -0-
------------------------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  66,400
------------------------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  1.17%
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 5 of 13 pages

CUSIP No.  358032100                                                                              Page 6 of 13 Pages


------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Gregory F. Wilbur
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       293,400
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  293,400
------------------------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  293,400
------------------------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  5.16%
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 6 of 13 pages

CUSIP No.  358032100                                                                              Page 7 of 13 Pages


------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         William A. Smart III
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       379,800
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  379,800
------------------------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  379,800
------------------------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.68%
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 7 of 13 pages

CUSIP No.  358032100                                                                              Page 8 of 13 Pages


------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Peter L. Holland
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         23,300
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       359,800
Person With
                                                     (7)      Sole Dispositive Power    23,300

                                                     (8)      Shared Dispositive Power  359,800
------------------------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  383,100
------------------------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.74%
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 8 of 13 pages

CUSIP No.  358032100                                                                              Page 9 of 13 Pages


------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         David B. Holland
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                          (a)
                                                                                (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         1,000
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       86,400
Person With
                                                     (7)      Sole Dispositive Power    1,000

                                                     (8)      Shared Dispositive Power  86,400
------------------------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  87,400
------------------------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  1.54%
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 9 of 13 pages

Item 1.

(a)      Name of Issuer:  Fresh Choice, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  2901 Tasman Drive, Suite 109
                  Santa Clara, CA   95054

Item 2.

(a)      Name of Person Filing:

         Bay Area Micro-Cap Fund, L.P. ("BAMC")
         Bay Area Micro-Cap Management Co., LLC ("BAMCMC")
         Smart & Holland Investment Fund, L.P. ("SHIF")
         Smart & Holland Value Fund, L.P. ("SHVF")
         Gregory F. Wilbur ("GFW")
         Peter L. Holland ("PLH")
         David B. Holland ("DBH")
         William A. Smart III ("WAS")


(b)      Address of Principal Business Office:

         BAMC, BAMCMC, GFW, PLH and WAS:    1151 Bay Laurel Drive
                                            Menlo Park, CA  94025

         SHIF and DBH:                      P.O. Box 1266
                                            Palo Alto, CA   94302

         SHVF:                              P.O. Box 742
                                            Palo Alto, CA   94302

 (c)     Citizenship/Place of Organization:


         Entities:                  BAMC             -        California
                                    BAMCMC           -        California
                                    SHIF             -        California
                                    SHVF             -        California

         Individuals:               GFW              -        United States
                                    PLH              -        United States
                                    DBH              -        United States
                                    WAS              -        United States


(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:    358032100

Item 3.  Not applicable.

                              Page 10 of 13 pages

Item 4         Ownership.

------- ------------ ----------- ----------- ---------- ------------ ----------- ----------- ------------ -----------
                        BAMC       BAMCMC      SHIF        SHVF         GFW         PLH          DBH         WAS
------- ------------ ----------- ----------- ---------- ------------ ----------- ----------- ------------ -----------

(a)     Beneficial    293,400     293,400     66,400      20,000      293,400     383,100      87,400      379,800
        Ownership
------- ------------ ----------- ----------- ---------- ------------ ----------- ----------- ------------ -----------

(b)     Percentage     5.16%       5.16%       1.17%       0.35%       5.16%       6.74%        1.54%       6.68%
        of Class
------- ------------ ----------- ----------- ---------- ------------ ----------- ----------- ------------ -----------

(c)     Sole          293,400     293,400     66,400      20,000      293,400      23,300       1,000        -0-
        Voting
        Power
------- ------------ ----------- ----------- ---------- ------------ ----------- ----------- ------------ -----------

        Shared          -0-         -0-         -0-         -0-         -0-       359,800      86,400      379,800
        Voting
        Power
------- ------------ ----------- ----------- ---------- ------------ ----------- ----------- ------------ -----------

        Sole          293,400     293,400     66,400      20,000      293,400      23,300       1,000        -0-
        Dispositive
        Power
------- ------------ ----------- ----------- ---------- ------------ ----------- ----------- ------------ -----------

        Shared          -0-         -0-         -0-         -0-         -0-       359,800      86,400      379,800
        Dispositive
        Power
------- ------------ ----------- ----------- ---------- ------------ ----------- ----------- ------------ -----------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                              Page 11 of 13 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    March 24, 1998



BAY AREA MICRO-CAP FUND, L.P.              SMART & HOLLAND INVESTMENT FUND, L.P.

By: Bay Area Micro-Cap Management Co., LLC
    its general partner

By: /s/ Gregory F. Wilbur                  By: /s/ William A. Smart III
    ----------------------------               ----------------------------
    Managing Member                        General Partner


BAY AREA MICRO-CAP MANAGEMENT CO., LLC     SMART & HOLLAND VALUE FUND, L.P.


By: /s/ Gregory F. Wilbur                  By: /s/ William A. Smart III
    ----------------------------               ----------------------------
    Managing Member                        General Partner




    /s/ Gregory F. Wilbur
    ----------------------------
    Gregory F. Wilbur


    /s/ Peter L. Holland
    ----------------------------
    Peter L. Holland


    /s/ David B. Holland
d
    ----------------------------
    David B. Holland


    /s/ William A. Smart III
    ----------------------------
    William A. Smart III

                              Page 12 of 13 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    March 24, 1998



BAY AREA MICRO-CAP FUND, L.P.              SMART & HOLLAND INVESTMENT FUND, L.P.

By: Bay Area Micro-Cap Management Co., LLC
    its general partner

By: /s/ Gregory F. Wilbur                  By: /s/ William A. Smart III
    ----------------------------               ----------------------------
    Managing Member                        General Partner


BAY AREA MICRO-CAP MANAGEMENT CO., LLC     SMART & HOLLAND VALUE FUND, L.P.


By: /s/ Gregory F. Wilbur                  By: /s/ William A. Smart III
    ----------------------------               ----------------------------
    Managing Member                        General Partner




    /s/ Gregory F. Wilbur
    ----------------------------
    Gregory F. Wilbur


    /s/ Peter L. Holland
    ----------------------------
    Peter L. Holland


    /s/ David B. Holland
    ----------------------------
    David B. Holland


    /s/ William A. Smart III
    ----------------------------
    William A. Smart III

                              Page 13 of 13 pages